Filed Pursuant to Rule 424(b)(3)

Registration No. 333-183401

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 4, 2012)

Common Stock, $0.001 par value

Up to 2,035,531 Shares

This prospectus supplement updates and supplements the prospectus dated September 4, 2012 of Stereotaxis, Inc., relating to the offering of up to 2,035,531 shares of our common stock, issuable to the selling stockholders upon the exercise of warrants to purchase our common stock by the selling stockholders named in the prospectus. We do not know if any or all of the warrants will be exercised or if any or all of the shares will be resold. We will not receive any proceeds from the sale of the shares, but, assuming exercise of all warrants to which the shares relate, we will receive up to $12,674,159 in proceeds from the exercise of the warrants prior to those sales, which proceeds would be used for general corporate purposes. Please see “Selling Stockholders” and “Plan of Distribution” for information about the selling stockholders and the manner of offering of the common stock.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission, which we refer to as SEC, nor any state securities commission or regulatory authority has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 25, 2013.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 000-50884), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by our Annual Report on Form 10-K/A for the same period;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed June 8, 2012;

•	our Definitive Proxy Statement on Schedule 14A filed July 20, 2012; and

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our Current Reports on Form 8-K filed January 23, 2012, March 5, 2012 (regarding Item 1.01), April 2, 2012, May 2, 2012, May 8, 2012, May 30, 2012, June 29, 2012, July 10, 2012, July 25, 2012, August 24, 2012, October 22, 2012 (regarding Item 5.02), January 14, 2012, February 7, 2013, March 5, 2013 (regarding Item 5.02), and March 25, 2013, and on Form 8-K/A filed March 15, 2012.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may get copies of any of the document incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Stereotaxis, Inc. 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, telephone (314) 678-6100.

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